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                                                                    EXHIBIT 99.1

[LOGO OF ACCORD]



June 1, 2000

Via Facsimile (770) 261-3636


Accord Networks, Ltd.


This letter confirms that Credit Suisse First Boston consents to the use of the attached case study in a potential public disclosure or filing made by Accord.


/s/ [illegible signature]
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    Signature

Weinstein, Ira M. -- VP/Dept. Head
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Printed Name & Title

6/26/00
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Credit Suisse First Boston

Credit Suisse First Boston is a global investment banking firm, with approximately 15,500 employees and operations in over 60 offices across more than 30 countries. Credit Suisse First Boston uses real-time interactive visual communications to conduct worldwide executive meetings, analyst briefings, corporate presentations, staff meetings and interviews. For several years, Credit Suisse First Boston worked with an outside service provider for management of its multi-point conferencing. As Credit Suisse First Boston's volume of use increased, it decided to purchase its own system. After an extensive evaluation process, Credit Suisse First Boston purchased an MGC-100 system in December 1998. Within one month, we had installed our system at Credit Suisse First Boston's Madison Avenue location in New York, we had trained Credit Suisse First Boston personnel, and Credit Suisse First Boston was using our system to manage visual communications. Credit Suisse First Boston also has deployed an additional MGC-100 system in Singapore.